Exhibit 99.1




   From: Tony Ambrosio
     To: All Employees Holding Options
   Date: April 27, 2006
     Re: Voluntary Exchange Offer Workshop Schedule


To provide education and assistance to you about the Voluntary Exchange Offer
(VEO), Ernst & Young LLP will host a series of information sessions about the VEO and related financial concepts. Live workshops will be hosted in 14 locations with a high concentration of eligible employees and telephonic sessions will be offered for employees in other markets. The attached VEO Workshop Schedule includes information about all sessions scheduled from May 4, 2006 through May 23, 2006. Please take a few moments to review the schedule and find a session that is convenient for you.

To attend a session, you must enroll by calling the VEO Information Line. The VEO Information Line will be available beginning April 27, 2006 from 9:00 a.m. EDT to 8:00 p.m. EDT, Monday through Friday for workshop enrollment. To reach the VEO Information Line, call toll-free at (800) 259-3638 or (201) 872-5800 from a non-U.S. location.

Web-based streaming video sessions will also be available at http://HR.CBS.com beginning May 5, 2006. Live workshops are available to employees only; employees, spouses or partners and financial planners are welcome to participate in the telephonic and Web-based workshops.

I encourage all eligible employees to attend a workshop session live, by phone or via the Web so that you can make an informed decision about whether to participate in the VEO.


Legal Notices
The underlying plan for the Voluntary Exchange Offer is subject to shareholder approval. This program will be governed by the actual terms and conditions which will be set forth in the offering document provided to you at the commencement of the offer. For more information on the program, please review our Form 8-K filed with the Securities and Exchange Commission on March 17, 2006, which can be accessed on our website, www.cbscorporation.com.

CBS Corporation ("CBS") has not commenced the Voluntary Exchange Offer to which this communication pertains. Holders of CBS stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Voluntary Exchange Offer to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of CBS stock options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website at www.sec.gov or from CBS's Human Resources department.


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